                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[X]  Definitive Proxy Statement

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[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12




                    ROCHESTER GAS AND ELECTRIC CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

               [Logo of Rochester Gas and Electric Corporation]


                    Rochester Gas and Electric Corporation
                  89 East Avenue . Rochester, NY 14649-0001
                                 (716) 546-2700

               ================================================

                            NOTICE OF ANNUAL MEETING
                           OF SHAREHOLDERS TO BE HELD
                                 APRIL 15, 1998

               ================================================


     We would like to invite you to attend our 1998 annual meeting of shareholders. This year the meeting will be held at the Rochester Riverside Convention Center on Wednesday, April 15, 1998 at 11 A.M. The Convention Center is located at 123 East Main Street in downtown Rochester, New York.

     The meeting is being held to elect five directors and to transact any other business properly brought before the meeting or any adjournments.

     Common shareholders of record at the close of business on February 24, 1998 are entitled to notice of and to vote on all matters at the meeting.

     The proxy statement accompanying this notice contains information of importance to you as a shareholder. We urge you to review this information and sign and return your proxy in the enclosed envelope.


                         By order of the Board of Directors,


                              Thomas S. Richards
                              Chairman of the Board, President and
                                 Chief Executive Officer

                              David C. Heiligman
                              Vice President and
                                 Corporate Secretary


March 3, 1998

               ================================================
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING
                   PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY
               ================================================

                     Rochester Gas and Electric Corporation
                  89 East Avenue . Rochester, NY 14649-0001
                                 (716) 546-2700

                             ====================
                                PROXY STATEMENT
                             ====================

General

     The enclosed proxy is solicited by the Board of Directors of Rochester Gas and Electric Corporation (Company) for voting at the annual meeting of shareholders on April 15, 1998, or at any adjournments thereof. Shareholders may revoke their proxies at any time before they are voted.

     Common shareholders of record at the close of business on February 24, 1998 are entitled to notice of and to vote at the meeting. Each share is entitled to one vote on each matter presented at the meeting. As of February 24, 1998, the Company had outstanding 38,862,347 shares of Common Stock.


Voting of Proxies

     The enclosed proxy is for shares of Common Stock held in your name. The proxy includes any shares held for you under the Automatic Dividend Reinvestment and Stock Purchase Plan (ADRP) as a shareholder and, if you are an employee, your RG&E Savings Plus Plan or Employee Stock Ownership Plan (ESOP) shares.
Your shares will be voted in accordance with your instructions on the proxy. If you sign and return a proxy but do not provide voting instructions, your shares will be voted for the election of all nominees for directors. If you are an RG&E Savings Plus Plan participant and you do not vote the shares credited to your Savings Plus account, the trustee will vote the shares in the same proportion as shares voted by other participants in the Plan. If you are an ADRP or ESOP participant, your shares will not be voted unless you return a proxy.

     Under the Company's bylaws, a majority of the shares entitled to vote must be present in person or represented by proxy before any action can be taken at the meeting. The election of the nominees for directors will be decided by plurality vote. Shareholder proxies will be received and tabulated by an independent agent and the vote will be certified by an independent Inspector of Election. If a shareholder withholds a vote for one or more directors, the shares will be counted in determining the quorum for the meeting but will not be counted in determining the votes for those directors. If a shareholder holds shares in a broker account and has given specific instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, under New York Stock Exchange rules the broker may exercise discretionary authority and vote for the Board of Directors nominees.


Election of Directors

     The Board of Directors presently consists of twelve members divided into three classes designated as Class I, Class II and Class III with terms expiring at the 1999, 2000 and 1998 annual meetings, respectively. Mr. William Balderston III, a Class I director, will be retiring from the Board at the annual meeting on April 15, 1998. Mr. Balderston has been a director since 1982 and the Board is appreciative of his contribution to the Company over the years. After the meeting, there will be four members each in Class II and Class III and three directors in Class I pursuant to a Bylaw requirement that the classes be as nearly equal as possible. Five directors are to be elected at the annual meeting, all of whom are incumbent directors of the Company.

     Ms. Susan R. Holliday is standing for election as a Class II director for a two-year term. Ms. Holliday was elected a director by the Board on September 17, 1997.

     There are four nominees standing for election as Class III directors for a three-year term expiring at the 2001 annual meeting; Messrs. Angelo J. Chiarella, Mark B. Grier, Jay T. Holmes and Cornelius J. Murphy. Mr. Grier was elected a director by the Board on September 17, 1997.

     The following paragraphs identify the nominees standing for election and the continuing directors, including principal occupation and business experience for at least five years.


Nominee - Class II
Term Expiring in 2000

Susan R. Holliday, age 42, has been President and publisher, Rochester Business Journal since 1988. She has been a director of the Company since September 1997. Ms. Holliday is Chairman of the Rochester Regional Advisory Board, Key Bank, N.A.


Nominees  - Class III
Term Expiring in 2001

Angelo J. Chiarella, age 64, has been Vice President, Rochester Midtown, L.L.C. (real estate development and leasing) since November 1997. Prior to assuming his current responsibilities, Mr. Chiarella was President and Chief Executive Officer of Midtown Holdings Corp. He is a director of Transmation, Inc. and has been a director of RG&E since 1992.

Mark B. Grier, age 45, has been Executive Vice President, Financial Management, The Prudential Insurance Company of America since June 1997. He served as Chief Financial Officer of The Prudential Insurance Company of America from May 1995 to June 1997 and was Executive Vice President, The Chase Manhattan Bank, N.A. from 1991 to May 1995. Mr. Grier has been a director of the Company since September 1997.

Jay T. Holmes, age 55, has been an attorney and commercial arbitrator since May 1996. He served as Executive Vice President and Chief Administrative Officer of Bausch & Lomb Incorporated from March 1995 until his retirement in May 1996. Mr. Holmes previously held numerous executive positions at Bausch & Lomb, serving as Senior Vice President and Chief Administrative Officer from November 1994 to March 1995 and as Senior Vice President - Corporate Affairs and Secretary from 1983 until November 1994. Mr. Holmes has been a director of the Company since 1992.

Cornelius J. Murphy, age 67, has served as Senior Vice President of Goodrich & Sherwood Company (management consulting and human resource services) since 1990. Prior to assuming his current responsibilities, Mr. Murphy held a number of senior management positions at Eastman Kodak Company, the last of which was Senior Vice President and Project Manager, Office of the Chief Executive until March 1989. He is a director of Transmation, Inc. and has been a director of RG&E since 1981.

Continuing Directors - Class I
Term Expiring in 1999

Samuel T. Hubbard, Jr., age 48, has served as President and Chief Executive Officer of The Alling and Cory Company (a wholesale distributor of fine printing paper, industrial and business products) since 1986. Prior to joining Alling and Cory, Mr. Hubbard held various management positions with Chase Lincoln First Bank, a former subsidiary of The Chase Manhattan Corporation. He is a director of First Empire Corporation and the Genesee Corporation. Mr. Hubbard has been a director since 1996.

Roger W. Kober, age 64, served as Chairman of the Board and Chief Executive Officer of the Company from March 1996 until his retirement in January 1998.
Mr. Kober served as Chairman of the Board, President and Chief Executive Officer from January 1992 to March 1996. Mr. Kober is a director of Home Properties of New York, Inc. He has been a director of the Company since 1988.

Constance M. Mitchell, age 69, was Program Director of the Industrial Management Council of Rochester, New York, Inc. until her retirement in June 1989. Mrs. Mitchell serves as a board member or officer of numerous civic and philanthropic organizations, including the Urban League of Rochester and United Way of Greater Rochester. Mrs. Mitchell has been a director of the Company since 1981.


Continuing Directors - Class II
Term Expiring in 2000

Allan E. Dugan, age 57, has served as Senior Vice President, Corporate Strategic Services, Xerox Corporation (provider of document products and services) since February 1992. Prior to assuming his current position, Mr. Dugan was Senior Vice President and General Manager, Manufacturing Operations Worldwide. Mr. Dugan has been a director of the Company since 1991.

Charles I. Plosser, age 49, has served as Dean (since July 1993) and John M. Olin Distinguished Professor of Economics and Public Policy (since 1991) of the William E. Simon Graduate School of Business Administration, University of Rochester. He has been a director of the Company since October 1996.

Thomas S. Richards, age 54, has been Chairman of the Board, President and Chief Executive Officer of the Company since January 1998. Mr. Richards was President and Chief Operating Officer from March 1996 to January 1998 and has served in numerous senior executive capacities since joining the Company as General Counsel in October 1991. Prior to joining the Company, Mr. Richards was an attorney with the law firm of Nixon, Hargrave, Devans & Doyle. He has been a director of the Company since April 1996.

Security Ownership of Management

     The following table shows beneficial ownership of the Company's Common Stock as of February 1, 1998 for each director and nominee, as well as each executive officer named in the Summary Compensation Table. No director, nominee or executive officer beneficially owns over .18% of the outstanding shares, and the total beneficially owned by all directors, nominees and executive officers as a group represents .60% of the shares outstanding.

                                                                                   Total Shares of
                                      Shares of                   Accrued          Common Stock and
                                     Common Stock               Common Stock         Common Stock
Name of Beneficial Owner     Beneficially Owned /(1)(2)/  Equivalent Units /(3)/  Equivalent Units
William Balderston III                 1,291                      9,372                10,663
Michael J. Bovalino                   24,036                      6,646                30,682
Angelo J. Chiarella                    1,581                     10,553                12,134
Allan E. Dugan                           300                      5,879                 6,179
Mark B. Grier                              0                          0                     0
Susan R. Holliday                      1,395                      1,177                 2,572
Jay T. Holmes                            600                     11,425                12,025
Samuel T. Hubbard, Jr.                   400                      1,801                 2,201
Roger W. Kober                        69,063                     13,943                83,006
Constance M. Mitchell                    226                     11,922                12,148
Cornelius J. Murphy                    3,298                     14,752                18,050
Charles I. Plosser                       100                      1,766                 1,866
Thomas S. Richards                    40,549                     11,130                51,679
Robert E. Smith                       29,872                      7,275                37,147
J. Burt Stokes                        26,552                      6,685                33,237
All Directors, Nominees
and Executive Officers as
a group (17 Individuals)             232,486                    122,640               355,126

(1) Includes shares over which the director, nominee or executive officer has direct or indirect voting or investment power, as well as indirect family holdings of which the following persons disclaim beneficial ownership with respect to shares held by their spouses: Mr. Chiarella, 281 shares; Ms. Holliday, 324 shares; Mr. Kober, 6,518 shares; and all directors, nominees and executive officers as a group, including the aforementioned, 7,444 shares.

(2) Includes the following shares which may be purchased pursuant to vested stock options granted under the 1996 Performance Stock Option Plan: Mr. Bovalino, 23,838 shares; Mr. Kober, 57,513 shares; Mr. Richards, 36,320 shares; Mr. Smith, 23,838 shares; Mr. Stokes, 23,838 shares; and all directors, nominees and executive officers as a group, including the aforementioned, 194,057 shares.

(3) Includes Common Stock equivalent units accrued under the Company's Long Term Incentive Plan, 401(k) Restoration Plan, Directors' Deferred Compensation Plan and Deferred Stock Unit Plan for Non-Employee Directors for which the director, nominee or executive officer does not have voting rights.

     Directors and officers of the Company are required by Section 16 of the Securities Exchange Act of 1934 to file reports of their trading in Company equity securities with the Securities and Exchange Commission. Based upon a review of the records furnished to the Company for 1997, all required reports were filed in a timely manner.

Meetings and Standing Committees of the Board of Directors

     The Board of Directors met twelve times during 1997. All nominees attended at least 75% of the total meetings of the Board and the committees on which they served.

     Executive and Finance Committee. The Executive and Finance Committee, with certain exceptions, possesses all of the authority of the Board of Directors. During 1997, the Committee met three times. Messrs. Balderston (Chairman), Dugan, Holmes, Kober, Murphy and Richards are currently members of the Committee.

     Audit Committee. The Audit Committee monitors the integrity of the Company's financial statements and its financial reporting process. It reviews management's internal controls and the Company's policies and procedures that monitor compliance with all applicable laws, regulations and ethical business practices. The Committee also recommends to the Board the independent auditors to be retained by the Company for the ensuing year, reviews the results of the auditors' examination of the Company's financial statements and recommends any action deemed necessary. During 1997, the Committee met four times. Messrs. Chiarella, Hubbard, Plosser and Mrs. Mitchell (Chairman) are currently members of the Committee.

     Committee on Management. The Committee on Management reviews the Company's executive compensation and benefits program, including awards under the Company's annual Executive Incentive Plan, Long Term Incentive Plan and the Performance Stock Option Plan. The Committee sets the compensation of the Chief Executive Officer and reviews the compensation levels of members of management proposed by the Chief Executive Officer. The Committee oversees the Company's organizational structure, corporate goals and objectives and management development, including management succession. During 1997, the Committee met six times. Messrs. Balderston, Dugan, Hubbard and Murphy (Chairman) are currently members of the Committee.

     Committee on Directors. The Committee on Directors is responsible for evaluation of director performance, director compensation, director succession, committee membership and corporate governance issues. The Committee recommends to the Board of Directors candidates to be nominated for election as directors. During 1997, the Committee met four times. Messrs. Balderston, Chiarella, Holmes (Chairman) and Mrs. Mitchell are currently members of the Committee. Shareholders wishing to recommend candidates for nomination to the Board should submit in writing to the Secretary of the Company the name of the nominee, a statement of qualifications and the written consent of the person so named. Suggestions received prior to October 1, 1998 will be considered by the Committee when recommending nominees for election at the 1999 annual meeting of shareholders.


Report of the Committee on Management on Executive Compensation

     The Committee on Management is appointed by the Board of Directors of the Company. Its objective is to assure that executive compensation is fair and reasonable to customers, shareholders and employees by providing competitive compensation linked to the achievement of Company goals. The Committee provides to the Board a detailed review of all aspects of compensation for the senior officer positions. Members of the Committee and other members of the Board are available to meet with management to discuss Company matters as needed.

     The Committee has used the services of a compensation consulting firm to advise it on the reasonableness of compensation paid to senior officers as compared to other companies, including both utility companies and general industry. The Committee has commissioned several consultant studies on executive compensation in recent years. The studies indicated that Company executive compensation levels were below the average for comparable utility and general industry companies, and based on these results, the Committee has adjusted the Company's compensation objectives to the targets discussed below. The studies also facilitated establishment of short and long-term incentive programs.

     Components of Compensation. The executive compensation program consists of four components: base salary, annual incentive compensation, long-term incentive compensation and stock options.

     Base Salary. The first component is base salary, which is predicated on competitive market conditions, level of responsibility and individual performance. The Company's target base compensation objective for its top five executive positions is to be competitive with utility companies in the Edison Electric Institute (EEI) revenue class of $600 million to $2.5 billion (40 companies) between the 50th and 75th percentile of this class. The average base pay for RG&E's executives in 1997 was 3.0% below the median base pay of those companies.

     Executive Incentive Plan. The second component is annual incentive compensation. A substantial portion of the annual compensation of each officer relates to, and is contingent upon, the performance of the Company, as well as the individual contribution of each officer. As a result, a portion of each officer's total potential compensation is variable.

     The Company established an Executive Incentive Plan (EIP) in 1992, which provides for annual performance bonus awards for key employees of the Company that are paid upon meeting established performance objectives. Awards may range from 5% to 25% of the midpoint of a participant's salary grade, and the amount of an award earned, if any, will depend upon the level of the performance goal met. If certain exceptional performance is achieved, awards may be doubled. Performance goals are established annually by the Committee on Management and approved by the Board of Directors. The annual award will be paid in cash in the year following the year in which it was earned.

     The EIP objectives for 1997 consisted of three categories: (1) Shareholder Satisfaction, (2) Customer Satisfaction, and (3) Employee Satisfaction. Each category was given equal weight. The Committee monitored the Company's performance regarding the Plan's objectives throughout the year. Based upon 1997 performance results, the computations of which were reviewed by the Company's independent auditors, the Board granted an EIP payout for achieving the combined objectives: (1) Cash Flow Return on Net Assets; (2) Residential and Business Customer Assessment scores; and (3) Employee Satisfaction Index and Employee Performance Initiatives. Members of the Executive Management Team (six employees) and the Executive Leadership Team (18 employees) participated in the 1997 Plan. The bonus awards for 1997, as reported in the Summary Compensation Table, reflect the achievement of earning 119.6% of the Targeted Plan Award for 1997, as determined by the Committee and as approved by the Board of Directors. Twenty percent of the bonus awards was based upon the achievement of individual performance objectives, as determined by each participant's senior officer.

     Long Term Incentive Plan. The third component of executive compensation is long-term incentive compensation, which is designed to ensure the continuing success of the Company and is directly tied to the Company's Common Stock performance. The Company established a Long Term Incentive Plan (LTIP) in 1993. The Committee may recommend to the Board of Directors the granting of annual awards to key employees of 500 to 4,000 Performance Shares based on the participant's salary grade. The Performance Shares are RG&E Common Stock equivalents and will accumulate reinvested dividends over a three-year
performance cycle.   At the end of the three-year performance cycle, the
Company's three-year annualized shareholder return on Common Stock will be ranked with the companies which comprise the Edison Electric Institute 100 Index (EEI 100 Index). The Committee on Management may award from 0% to 200% of each participant's Performance Share Account based on the Company's ranking in the peer comparison and the Company's Cash Flow Return on Net Assets results. The number of Performance Shares payable to a participant will be valued based on the average of the closing price of RG&E Common Stock during December of the year prior to the awarding of such shares. Awards granted under the LTIP are paid in cash. Participants are required to invest the after-tax proceeds in shares of the Company's Common Stock and to retain the shares for a period of at least three years.

     The third LTIP performance cycle concluded in December 1997. The total shareholder return during the three-year performance cycle, as compared to the EEI 100 Index, placed RG&E in 13th position out of 93 companies. This was a significant improvement over the previous three-year performance cycle concluded in

December 1996, where RG&E ranked in 88th position out of 97 companies. Based upon RG&E's relative performance compared to the EEI 100 Index and Cash Flow Return on Net Assets of 9.87%, which was above the target goal established in the Corporate Business Plan, the Board of Directors approved a 190.0% payout for 1997 for Performance Shares granted in 1995. These awards were grossed up to cover federal and state income taxes, as reported in the Summary Compensation Table.

     The Company's total executive compensation objective for its top five executive positions is to be fully competitive at the target level of the salary comparison group. Total compensation is defined as the combination of base salary and short and long-term incentives. With a 119.6% EIP payout in 1997 and a LTIP payout of 190.0% for the performance cycle ending in 1997, the average total compensation for RG&E's top five executives is 46.8% above the median of the EEI salary comparison group. Had a target EIP award and 100% award for the LTIP been earned without the significant increase in the Company's three-year annualized return, the average total compensation for RG&E's top five executives would have been 11.2% above the median of the same comparison group.

     Performance Stock Option Plan. In 1996, a fourth component to executive compensation, a Performance Stock Option Plan, was established. The Stock Option Plan is designed to motivate management to increase shareholder value over the long term. Under the Plan, officers and other key executives may be awarded stock options over a ten-year period ending December 31, 2006. The stock options are intended to more closely align the interests of management with those of shareholders by giving management a greater interest in significant stock price appreciation. The full benefit of the compensation package to each executive cannot be realized unless stock price appreciation occurs over a number of years.

     In 1997, the Committee granted stock options to 25 executives, including the Chief Executive Officer and the four highest compensated executive officers reported in the stock option tables on page 12. In determining the number of options, consideration was given to competitive practices and the duties and scope of responsibilities of each executive position.

     The Committee granted 504,700 options at an exercise price of $19.0625 per share. Because they were performance related, these options became 50% vested on October 22, 1997 after achieving a Common Stock closing price of $25 or more for five consecutive trading days and 75% vested on December 23, 1997, after achieving a Common Stock closing price of $30 or more for five consecutive trading days. They will become fully vested if and when the Common Stock closing price reaches $35 or more for five consecutive trading days.

     Also in 1997, the Committee granted 50,159 options at an exercise price of $24.75 per share. These options became 25% vested on October 22, 1997 and 50% vested on December 23, 1997, reflecting the stock price performance discussed above. They will become 75% vested if and when the Common Stock maintains a closing price of $35 or more for five consecutive trading days and fully vested if and when the Common Stock reaches and sustains a closing price of $40 or more for five consecutive trading days. Under the provisions of the Stock Option Plan, the Committee may grant additional options in the future.

     Chief Executive Officer Compensation. With respect to Mr. Kober's base salary for 1997, the Committee assessed his overall leadership of the Company, including the continued implementation and adherence to a long range comprehensive business plan to appropriately position the Company in the competitive and rapidly changing utility environment of the 1990s, his effectiveness in leading the corporation through this transition, continued emphasis on employee effectiveness, the depth of his experience and his job performance. Results reflecting improved overall customer satisfaction will be a critical component in retaining and acquiring customers in the new competitive marketplace. Mr. Kober led efforts to reorganize the Company to operate in an unregulated environment. Additionally, Mr. Kober has led efforts to reach a settlement agreement with the New York State Public Service Commission. The Company's unregulated subsidiary, Energetix, Inc., is slated to begin operations in early 1998. Once again, in 1997, several additional key senior executives have been hired in support of the Company's new diverse business needs.

     The Board of Directors reviewed Mr. Kober's 1996 performance and achievements and as a result, the Board opted to increase Mr. Kober's base pay for 1997 by 5.0%. At this level, Mr. Kober's base pay for 1997 was 8.3% below the median of the EEI salary comparison group.

     As a result of the awards paid to Mr. Kober for the positive performance achieved under the EIP and LTIP for 1997, his total compensation is 27.0% above the median of the EEI salary comparison group. Had Mr. Kober received the target award for both of these plans, his total compensation would have been 3.8% below the median of the same comparison group.

     Mr. Kober was granted 4,000 Performance Shares in 1997 under the LTIP, reduced to 1,333 shares to reflect his retirement from the Company effective January 1, 1998. The performance cycle for these shares will end on December 31, 1999 and will be evaluated at that time.

     Mr. Kober was granted 76,684 performance contingent stock options on January 22, 1997 at an exercise price of $19.0625 per share, based upon the average closing price of RG&E Common Stock at the time of such grant. These options became 75% vested in 1997 at a Common Stock price of $30 per share as discussed above. They will become 100% vested at $35 per share. The value of these options upon full vesting will represent the achievement of an 84% improvement in shareholder value.

     Performance Shares under the LTIP and the Performance Stock Option Plan link executive compensation directly with shareholder interests since both the targets and the payouts are measured in terms of shareholder value.

     Mr. Kober retired from the Corporation effective January 1, 1998 but was requested by the Company's Board of Directors to continue as a director.



                                    Committee on Management

                                    Cornelius J. Murphy, Chairman
                                    William Balderston III
                                    Allan E. Dugan
                                    Samuel T. Hubbard, Jr.

Executive Compensation

     Executive Officers. The following tables show the compensation earned by the Company's chief executive officer and each of its four highest compensated executive officers over the past three years.

                           Summary Compensation Table

 -------------------------------------------------------------------------------------------------
                                              Annual
                                           Compensation     Long-Term  Compensation
                                        -----------------   -----------------------
                                                              LTIP     Securities      All Other
                                Fiscal   Salary    Bonus    Payouts    Underlying    Compensation
 Name and Principal Position     Year     ($)     ($) (1)   ($) (2)    Options (3)     ($) (4)
 ----------------------------------------------------------------------------------------------------
 ROGER W. KOBER                   1997   414,425   121,809   555,698     76,684         10,361
 Chairman of the Board and        1996   391,735    68,467    83,707       N/A           9,793
 Chief Executive Officer (5)      1995   361,647      0          0         N/A           9,041

 THOMAS S. RICHARDS               1997   246,710    73,846   277,849     48,427          6,168
 President and                    1996   223,825    37,265    41,853       N/A           5,596
 Chief Operating Officer (6)      1995   191,852      0          0         N/A           4,796

 ROBERT E. SMITH                  1997   224,931    42,411   277,776     31,785          5,623
 Senior Vice President,           1996   217,689    27,305    41,853       N/A           5,442
 Energy Operations                1995   208,975      0          0         N/A           5,224

 J. BURT STOKES                   1997   198,717    42,411   277,744     31,785          4,968
 Senior Vice President,           1996   190,000    27,305    41,853       N/A           4,750
 Corporate Services and           1995     N/A        N/A      N/A         N/A            N/A
 Chief Financial Officer

 MICHAEL J. BOVALINO              1997   167,148    42,411   277,719     31,785          4,179
 Senior Vice President,           1996     N/A        N/A       N/A        N/A            N/A
 Energy Services (7)              1995     N/A        N/A       N/A        N/A            N/A
 ---------------------------------------------------------------------------------------------------

N/A - Not Applicable

(1) Pursuant to the Executive Incentive Plan guidelines, the amount of annual awards depends upon the level of achievement of one-year goals. If performance is below a minimal level, no award is earned. Actual amounts of annual awards earned under the plan are shown.

(2) Pursuant to the Long Term Incentive Plan guidelines, the amount of annual awards depends upon the total shareholder return over a three-year period ending in 1997, as compared to the companies which comprise the Edison Electric Institute 100 Index of investor-owned electric utilities. The Board of Directors approved a modification to the Plan in August 1996. The Plan was modified to include a financial performance measurement which compares the Company's Cash Flow Return on Net Assets against a pre-established target goal identified in the Corporate Business Plan. The table reports actual amounts earned at the end of the performance cycle, grossed up to cover federal and state income taxes. Awards granted under the Plan are paid in cash. Participants are required to invest the after-tax proceeds in shares of the Company's Common Stock and to retain the shares for a period of at least three years.

(3) Options granted in 1997 as further discussed in the table entitled "Option Grants in Last Fiscal Year (1997)".

(4) Company contributions to RG&E Savings Plus Plan, 401(k), and the 401(k) Restoration Plan.

(5) Mr. Kober retired from the Company effective January 1, 1998.

(6) Mr. Richards was elected Chairman of the Board, President and Chief Executive Officer effective January 1, 1998.

(7) Mr. Bovalino was employed by the Company on January 20, 1997.

          Long Term Incentive Plan - Grants in Last Fiscal Year (1997)

 ---------------------------------------------------------------------------------------------------
                                                               Estimated Future Payouts
                                                            Under Non-Stock Price-Based Plans
                                 Number of   Performance    ---------------------------------
                                  Common       or Other
                                   Stock     Period Until
                                Equivalent    Maturation    Threshold     Target     Maximum
 Name and Principal Position     Units (1)    or Payout       (No.)        (No.)      (No.)
 ---------------------------------------------------------------------------------------------
 ROGER W. KOBER                    4,000       3 Years      0 - 3,999      4,000       8,000
 Chairman of the Board and
 Chief Executive Officer (2)

 THOMAS S. RICHARDS                3,000       3 Years      0 - 2,999      3,000       6,000
 President and
 Chief Operating Officer

 ROBERT E. SMITH                   2,000       3 Years      0 - 1,999      2,000       4,000
 Senior Vice President,
 Energy Operations

 J. BURT STOKES                    2,000       3 Years      0 - 1,999      2,000       4,000
 Senior Vice President,
 Corporate Services and
 Chief Financial Officer

 MICHAEL J. BOVALINO               2,000       3 Years      0 - 1,999      2,000       4,000
 Senior Vice President,
 Energy Services
 ---------------------------------------------------------------------------------------------


(1) Pursuant to the Long Term Incentive Plan, in January 1997 officers were granted a specific number of Performance Shares based upon their salary grade. Each Performance Share is deemed to be equivalent to one share of RG&E Common Stock. Stock dividend equivalents will be deemed to be paid and reinvested during the length of a performance cycle. The Committee on Management may award from 0% to 200% of each officer's Performance Share Account at the end of a three-year performance cycle (1999 for this cycle) based on the Company's ranking against the Edison Electric Institute 100 Index of investor-owned electric utilities for total shareholder return on a three-year annualized basis and the Company's Cash Flow Return on Net Assets compared to a pre-established target goal identified in the Corporate Business Plan. The number of Performance Shares payable, if any, will be based on the average closing price of RG&E Common Stock for December 1999. Any award will be paid in cash by March 1, 2000. Participants are required to invest the after-tax proceeds of any award in shares of this Company's Common Stock and to retain the shares for a period of at least three years.

(2) The Performance Shares originally granted to Mr. Kober were reduced from 4,000 shares to 1,333 shares to reflect his retirement from the Company effective January 1, 1998.

                    Option Grants In Last Fiscal Year (1997)

 ------------------------------------------------------------------------------------------------
                                                   Individual Grants (1)
 ------------------------------------------------------------------------------------------------
                                     Percent of Total
                                     Options Granted   Exercise or                  Grant Date
                          Options    to Employees in    Base Price   Expiration    Present Value
 Name                    Granted (#)   Fiscal Year      ($/Share)       Date         ($) (2)
 ------------------------------------------------------------------------------------------------
 Roger W. Kober            76,684          13.8         $19.0625      1/01/01       420,081
 Thomas S. Richards        48,427           8.7         $19.0625      1/22/07       273,665
 Robert E. Smith           31,785           5.7         $19.0625      1/22/07       174,121
 J. Burt Stokes            31,785           5.7         $19.0625      1/22/07       174,121
 Michael J. Bovalino       31,785           5.7         $19.0625      1/22/07       174,121
 ------------------------------------------------------------------------------------------------

(1) The options shown in this table were granted in 1997 under the 1996 Performance Stock Option Plan. During the exercise period, the recipient of the option grant may exercise 50% of the total options granted after the stock price closes at $25 or more for five consecutive trading days, 75% after the stock closes at $30 or more for five consecutive trading days and 100% after the stock closes at $35 or more for five consecutive trading days. Options carry dividend equivalent rights which provide for a cash payment upon exercise of an option equal to the quarterly dividend payments per share of RG&E Common Stock paid to the Company's shareholders from the date the option was granted to the date of exercise.

(2) The grant date valuation was calculated using the Black-Scholes option pricing model assuming an option value ranging between $.86 to $1.08 per share, stock price volatility of 17%, a risk-free rate of return ranging between 6.39% to 6.56% and an annual dividend yield of 9.44%.

             Aggregated Option Exercises in Last Fiscal Year (1997)
                       and Fiscal Year-End Option Values

-------------------------------------------------------------------------------------------------------------
                                                       Number Of Securities      Value of Unexercised In-The-
                                                      Underlying Unexercised       Money Options at Fiscal
                                                    Options at Fiscal Year End           Year End (1)
-------------------------------------------------------------------------------------------------------------
                          Shares
                         Acquired      Value
Name                   on Exercise  Realized ($)   Exercisable  Unexercisable    Exercisable   Unexercisable
---------------------------------------------------------------------------------------------------------------
 Roger W. Kober              0           0            57,513        19,171        $859,100        $286,367
 Thomas S. Richards          0           0            36,320        12,107         542,530         180,848
 Robert E. Smith             0           0            23,838         7,947         356,080         118,708
 J. Burt Stokes              0           0            23,838         7,947         356,080         118,708
 Michael J. Bovalino         0           0            23,838         7,947         356,080         118,708
-------------------------------------------------------------------------------------------------------------

(1) Based on the market value of the stock at fiscal year-end less exercise price. Does not include dividend equivalent rights from the date the option was granted to the date of exercise at the current annual rate of $1.80 per share.

     Employment Agreements. The Company has entered into change in control agreements for an indefinite term with Messrs. Richards, Smith, Stokes and Bovalino. The agreements provide that each of the officers that is a party to the agreements is entitled to specified compensation if, within two years after a change in control of the Company (as defined in the agreements), the officer's employment is involuntarily terminated by the Company other than termination for cause (as defined in the agreements) or by reason of death, disability or normal retirement. Involuntary termination also includes the employee's resignation following a change in duties or the employment relationship as defined in the agreements. If an involuntary termination occurs within the two-year covered period, Mr. Richards will receive a lump sum payment equal to three times his annual salary and bonus (final year or final three-year average, whichever is higher), and the other senior officers will receive two times their annual salary and bonus, subject to reduction in order to maximize the after-tax effect to the officer. If Mr. Richards were to reach his normal retirement (age 65) prior to three years following his termination date (two years for the other officers), the lump sum payment would be reduced pro-rata with a minimum payment of one times annual salary and bonus. A payment of one times annual salary and bonus would be payable in the case of voluntary termination during the two-year period with a pro-rata reduction in the payment if termination occurs within one year prior to normal retirement. Prior to retirement on January 1, 1998, Mr. Kober had an employment agreement with the same terms as Mr. Richards' current agreement.

     Directors. Directors receive an annual retainer of $18,000, plus $800 for each Board or committee meeting attended. Committee chairmen and Executive and Finance Committee members receive an additional retainer of $2,500 and $1,500, respectively. If a director attends more than one Board or committee meeting on the same day, the fee for each subsequent meeting is $600. Officers of the Company receive no fees for their services as directors. The total amount of compensation paid to directors is comparable to the total compensation paid to directors of similar sized combination electric and gas utility companies.

     The Company has deferral plans under which a director's fees may either be deferred with interest in a cash account or deferred and converted to Common Stock equivalent units which earn dividends equal to dividends declared on the Company's Common Stock. In either case, deferred amounts are paid in cash, in a lump sum or over a period of up to ten years commencing no later than the director's 70th birthday.

     The Company has a Deferred Stock Unit Plan for Non-Employee Directors (the
Plan), which serves to align the directors' financial interests with those of the shareholders. Each director's deferred stock account is based on the amount of the annual retainer, the number of years of Board service and the price of the Company's Common Stock. Under the Plan, each director is credited annually with deferred stock units equal to 75% of the annual retainer. Benefits under the Plan become partially vested after five years of service and are fully vested after ten years. Upon cessation of membership on the Board, deferred amounts will be payable in cash in a lump sum or in up to ten annual installments as determined by each director.

Shareholder Return Comparison

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the Edison Electric Institute 100 Index of investor-owned electric utilities for the past five years. Total return was calculated assuming investment of $100 on December 31, 1992 and reinvestment of all dividends.

                             [GRAPH APPEARS HERE]

                   Comparison of Five-Year Cumulative Return
                  Among RG&E, EEI 100 Index and S&P 500 Index

Measurement period        RG&E      EEI 100      S&P 500
(Fiscal year Covered)                Index        Index
--------------------      ----      -------      -------
Measurement PT --
12/31/92                  $100      $100         $100

FYE  12/31/93             $114      $111         $110
FYE  12/31/94             $ 98      $ 98         $111
FYE  12/31/95             $115      $129         $153
FYE  12/31/96             $107      $130         $189
FYE  12/31/97             $204      $166         $251

Pension Plan Table

     The Company has a non-contributory, tax qualified, defined benefit pension plan, the RG&E Retirement Plan, and an unfunded, non-qualified plan, the RG&E Unfunded Retirement Income Plan. All employees, including executive officers, are eligible to participate in these plans. The annual pension benefit under the plans, taken together, is determined by years of service and annual compensation (salary and bonus). Under the Internal Revenue Code of 1986, the annual benefit payable by the funded plan was limited to $125,000 for 1997. The unfunded plan will provide those benefits which cannot be fully provided by the funded plan. The table below may be used to calculate the approximate annual benefits payable at normal retirement (age 65) under the two plans in specified remuneration and years-of-service classifications. The benefits as shown may be subject to deduction for Social Security benefits under the benefit formula.

------------------------------------------------------------------------------------------------------------------------------------

          Average
       Annual Salary                               Retirement Benefits Based on Years of Service (2)
                          ---------------------------------------------------------------------------------------------------
            (1)               15             20             25             30             35             40             45
-----------------------------------------------------------------------------------------------------------------------------
       $150,000              70,200         77,700         85,200         92,700        100,200        104,500        108,200
        200,000              94,500        104,500        114,500        124,500        134,500        143,200        148,200
        250,000             118,700        131,200        143,700        156,200        168,700        181,200        188,200
        300,000             143,000        158,000        173,000        188,000        203,000        218,000        228,200
        350,000             167,300        184,800        202,300        219,800        237,300        254,800        268,200
        400,000             191,500        211,500        231,500        251,500        271,500        291,500        308,200
        450,000             215,800        238,300        260,800        283,300        305,800        328,300        348,200
        500,000             240,000        265,100        290,100        315,100        340,100        365,100        388,200
        550,000             264,300        291,900        319,400        346,900        374,400        401,900        428,200
-----------------------------------------------------------------------------------------------------------------------------

(1) Average annual salary includes base pay (three highest consecutive years) and annual bonus (three highest years) during the last ten years before retirement. The amounts shown in the salary and bonus columns in the Summary Compensation Table (see page 10) constitute qualifying compensation under the plans.

(2) The table is based on Retirement Plan formula pertaining to employees hired prior to December 31, 1975. The actual pension benefit for employees hired after December 31, 1975 will be less than the table amounts. Messrs. Kober, Richards, Smith, Stokes and Bovalino have been credited with 32, 14, 38, 2 and 1 years of service, respectively, under the plans.

     The RG&E Unfunded Retirement Income Plan will also pay Mr. Kober $292 per month during retirement to replace retiree life insurance which the Company canceled in 1985. This amount is payable only after retirement and is limited to a total of 120 monthly payments, which will continue to be made to a designated beneficiary or to the estate of a recipient who dies prior to expiration of the 120-month period.


Miscellaneous

     The Company renewed a directors and officers liability insurance policy provided by Associated Electric and Gas Insurance Services Limited (AEGIS) for a one-year term, effective as of January 1, 1998. The policy insures the Company against any obligations it may incur as a result of the indemnification of its directors and officers. The effective cost of the insurance will be zero for 1998 as the Company received a member's continuity credit which fully offset the premium for the policy. In addition, the Company has a policy with Energy Insurance Mutual Limited that provides excess coverage for such insurance for a
one-year term, effective as of January 1, 1998.   Dividends to be received in
1998 are also expected to offset the premium for this policy. The Company additionally renewed a fiduciary liability insurance policy carried with AEGIS, effective as of May 1, 1997. The premium cost for this policy was $39,455 for a one-year term.

Independent Auditors

     Price Waterhouse, the Company's independent auditors since 1958, was recommended by the Audit Committee and approved by the Board of Directors to be the Company's independent auditors for the year 1998. Representatives of Price Waterhouse are expected to be present at the meeting and will have the opportunity to make a statement if they so desire. They will also be available to answer appropriate questions from shareholders.


Other Matters

     The Board of Directors does not know of any other matters to come before the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote in accordance with their judgment.

     Proxies will be solicited by mail, and Company employees may also solicit proxies by telephone or other electronic means. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $7,500, plus reasonable out-of-pocket expenses. The Company will pay all costs associated with soliciting proxies for the meeting. Proxy material will be mailed to shareholders on or about March 3, 1998.

     In order to be eligible for inclusion in the proxy material for the Company's 1999 annual meeting, any shareholder proposal to take action at such meeting must be received by the Company no later than November 3, 1998.


March 3, 1998

RGE82 F                          DETACH HERE

                    ROCHESTER GAS AND ELECTRIC CORPORATION

                89 East Avenue, Rochester, New York 14649-0001

          This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints T.S. Richards, M.T. Tomaino and D.C. Heiligman and each of them as proxies, with power of substitution, to vote all Common Stock of the undersigned, as directed on the reverse side, at the Rochester Gas and Electric Corporation Annual Meeting of Shareholders to be held on April 15, 1998 or any adjournments thereof.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                                                        ---
                               LISTED NOMINEES.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                   -----------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                   -----------

                                                            THIS IS YOUR PROXY.
[LOGO OF ROCHESTER GAS AND ELECTRIC]                    YOUR VOTE IS IMPORTANT.




Rochester Gas and Electric Corporation's 1998 annual meeting of shareholders will be held at the Rochester Riverside Convention Center on Wednesday, April 15 at 11 a.m. Issues to be decided on at the meeting are listed on the attached proxy form and described in more detail in the proxy statement. To ensure that your shares are voted at the meeting, please complete the form, detach at the perforation and return to the tabulating agent in the enclosed envelope.


                          SHAREHOLDER COMMUNICATIONS


* RG&E Business and Financial Information. You can access RG&E business and financial information as soon as it is made public by calling our automated investor communications system at (800) 724-8833 or visiting our Internet site at http://www.rge.com.


* Shareholder Account Services. Shareholder services representatives are available weekdays from 8 a.m. to 6 p.m. eastern standard time through Boston EquiServe, RG&E's shareholder services agent, at (800) 736-3001.


               Please Complete and Return the Proxy Form Below.


RGE82 5F                        DETACH HERE

    Please mark
[X] votes as in
    this example.


    1. ELECTION OF DIRECTORS
       Nominees:
       Class II: S.R. Holliday
       Class III: A.J. Chiarella, M.B. Grier, J.T. Holmes, C.J. Murphy

                           FOR               WITHHELD
                           [_]                  [_]

       [_]________________________________________
           For all nominees except as noted above



    2. OTHER MATTERS
       In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. As of March 3, 1998 the Board of Directors does not know of any other matters to come before the meeting.



    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT             [_]

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees for directors.

    (Please sign exactly as name appears at left)


Signature: __________________________________ Date: _________________


Signature: __________________________________ Date: _________________